Exhibit 99.1

MARATHON COMPLETES ACQUISITION OF ASHLAND INC.’S

INTEREST IN MARATHON ASHLAND PETROLEUM

HOUSTON, June 30, 2005 – Marathon Oil Corporation (NYSE: MRO) announced today that it has completed its acquisition of Ashland Inc.’s (NYSE: ASH) 38 percent interest in Marathon Ashland Petroleum LLC (MAP), as well as two complementary businesses, in a transaction valued at approximately $3.730 billion, excluding any potential Internal Revenue Code Section 355(e) tax liabilities which are explained below.  MAP is now a wholly owned subsidiary of Marathon, and its name will be changed to Marathon Petroleum Company LLC effective September 1, 2005, following orderly notifications to customers, suppliers, regulatory agencies and other parties.

In addition to acquiring Ashland’s interest in MAP, Marathon has acquired Ashland’s maleic anhydride business, including the company’s plant located in Neal, West Virginia, adjacent to MAP’s Catlettsburg (Kentucky) refinery, as well as a portion of its Valvoline Instant Oil Change business, consisting of 60 retail outlets located in Michigan and Ohio.

“Today marks an important milestone that reinforces Marathon’s strategic intent to remain a fully integrated company,” said Clarence P. Cazalot, Jr., president and CEO of Marathon Oil Corporation.  “MAP, soon to be Marathon Petroleum Company LLC, has distinguished itself as a leading refining, marketing and transportation organization and we look forward to the many opportunities and contributions this segment of our company will provide in our drive for continued value growth.”

On April 28, 2005, Marathon and Ashland announced that the companies had reached agreement on a modified transaction that amended the agreement between Marathon and Ashland to acquire Ashland’s interest in MAP originally announced on March 19, 2004.

Under the terms of the modified agreement, at today’s closing Marathon has acquired Ashland’s interest in MAP and other complementary businesses for consideration payable as follows:

•                  $879 million in cash and accounts receivable distributed to Ashland by MAP

•                  $915 million in Marathon common stock (17.5 million shares valued at $52.17 per share), which will be distributed to Ashland’s shareholders.  The total consideration value of these 17.5 million shares will be based upon the closing price of Marathon stock today.

•                  $1.92 billion in assumed debt

•                  Assumed environmental liabilities with a present value of $15 million

In addition to this consideration, and as agreed to under the terms of the modified transaction, Marathon will indemnify Ashland for certain Internal Revenue Code Section 355(e) tax obligations associated with the transaction.  Based upon the closing price of Ashland stock on June 29, Marathon’s Section 355(e) tax obligation would be approximately $48 million.  Marathon’s exact tax obligation will depend upon, among other things, the trading price of New Ashland stock on July 1 and the final, adjusted tax basis of New Ashland stock which will be calculated after July 1.

At closing, Ashland also received a cash and accounts receivable distribution of approximately $518 million representing 38 percent of MAP’s distributable cash as of June 30, 2005.

The $1.92 billion in assumed debt will be retired by Marathon on July 1, 2005.  With the closing of this transaction, including the newly issued shareholder equity of $915 million, Marathon estimates its cash-adjusted debt-to-capital ratio will be less than 35 percent, well within the company’s stated target of less than 40 percent, providing Marathon the financial flexibility to support the company’s global growth plans, as well as preserve the company’s overall credit quality.  Marathon expects the acquisition to be immediately accretive on an operating cash flow and earnings per share basis.

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This release contains forward-looking statements with respect to the anticipated Section 355(e) tax associated with the transaction and the anticipated impact of the transaction on operating cash flow and earnings per share. Factors that could affect the Section 355(e) tax include the trading price of New Ashland stock and Marathon stock on July 1 and the final adjusted tax basis of New Ashland stock.  The factors that could affect the anticipated financial effects include market conditions, pricing of crude oil and petroleum products, and other operating conditions.  The foregoing factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all the factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

In connection with the proposed transfer to Marathon Oil Corporation by Ashland Inc. of its interest in Marathon Ashland Petroleum LLC and other related businesses, each of Marathon, New EXM Inc. and ATB Holdings Inc. has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4, as amended, that included a definitive proxy statement of Ashland and a prospectus of Marathon, New EXM and ATB Holdings. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by Marathon, Ashland, New EXM and ATB Holdings with the SEC at the SEC’s web site at http://www.sec.gov. The definitive proxy statement/prospectus and other documents filed by Marathon may also be obtained for free from Marathon by calling Investor Relations at 713-296-4171.

Media Relations Contacts:	Paul Weeditz	713-296-3910
	Scott Scheffler	713-296-4102

Investor Relations Contacts:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140